Exhibit 15.4

10/F Building A, Huace Center
Jiangdun Road
Xihu District, Hangzhou, Zhejiang, PRC

April 26, 2023

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: Tuya, Inc. Submission under the Item 16I(a) of Form 20-F

Dear Sir/Madam,

In compliance with the Holding Foreign Companies Accountable Act, Tuya, Inc. (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F.

For the immediately preceding annual financial statement period, the Company’s auditor, PricewaterhouseCoopers Zhong Tian LLP (a registered public accounting firm that The United States Public Company Accounting Oversight Board was unable to inspect or investigate completely) issued an audit report for the Company.

To the Company’s best knowledge and based on an examination of our register of members and public filings made by our shareholders, including the reports of ownership on Schedule 13G (and, where applicable, the amendments thereto) filed with the U.S. Securities and Exchange Commission (the “SEC”), the Company respectfully submits that it is not owned or controlled by a governmental entity in the foreign jurisdiction as of the date of this submission.

In addition, to the Company’s best knowledge and based on an examination of the Company’s register of members and public filings made by the Company’s shareholders, (i) other than the following entities, no other person beneficially owned 5% or more of the Company’s outstanding shares, as of April 9, 2023; and (ii) the Company is not aware of any of the following entities being owned or controlled by a governmental entity in the foreign jurisdiction as of the date of this submission:

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Certain entities affiliated with New Enterprise Associates. These entities collectively beneficially owned 20.7% of the Company’s total outstanding shares, representing 9.8% of the voting power of the Company’s total outstanding shares as of April 9, 2023;

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Tenet Group Limited. Tenet Group Limited beneficially owned 11.9% of the Company’s total outstanding shares, representing 5.7% of the voting power of the Company’s total outstanding shares as of April 9, 2023. Tenet Group Limited is a limited liability company incorporated under the laws of the British Virgin Islands. Tenet Group Limited is ultimately wholly owned by the trustee of a trust constituted under the laws of the Cayman Islands, of which the settlor is Mr. Xueji (Jerry) Wang, the Company’s director and chief executive officer, and the beneficiaries are Mr. Wang and Tuya Group Inc. Tuya Group Inc. is a business company with limited liability incorporated under the laws of the British Virgin Islands, which is wholly owned by Mr. Wang;

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Tenet Vision Limited. Tenet Vision Limited beneficially owned 6.1% of the Company’s total outstanding shares, representing 28.9% of the voting power of the Company’s total outstanding shares as of April 9, 2023. Tenet Vision Limited is ultimately controlled by Mr. Xueji (Jerry) Wang;

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Tencent Mobility Limited and Image Frame Investment (HK) Limited. Tencent Mobility Limited and Image Frame Investment (HK) Limited collectively beneficially owned 10.1% of the Company’s total outstanding shares, representing 4.8% of the voting power of the Company’s total outstanding shares as of April 9, 2023. Both entities are wholly owned subsidiaries of Tencent Holdings Limited, a company incorporated in the Cayman Islands whose shares are listed and publicly traded on The Stock Exchange of Hong Kong Limited; and

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Unileo Limited. Unileo Limited beneficially owned 5.0% of the Company’s total outstanding shares, representing 22.4% of the voting power of the Company’s total outstanding shares, as of April 9, 2023. Unileo Limited is a limited liability company incorporated under the laws of the British Virgin Islands, which is wholly owned by Mr. Liaohan (Leo) Chen, the co-chairman of the Company’s board of directors and the Company’s president.

Please refer to “Item 6.E. Directors, Senior Management and Employees—Share Ownership” of the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on April 26, 2023 for more details.

In addition, the Company is not aware of any governmental entity that is in possession of, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please do not hesitate to contact our outside legal counsel, Li He, Davis Polk & Wardwell, at (852) 2533-3386.

Very truly yours,

/s/ Yao (Jessie) Liu
Name: Yao (Jessie) Liu
Title: Chief Financial Officer

cc:   Xueji (Jerry) Wang, Chief Executive Officer, Tuya. Inc.

Li He, Partner, Davis Polk & Wardwell LLP